Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT APPOINTS TIMOTHY C. CREW AS CEO

—Brings More Than 25 Years of Broad Pharmaceutical Industry Experience, Including Leadership Positions at Cipla, Teva, Dr. Reddy’s and Bristol-Myers Squibb—

Philadelphia, PA — December 21, 2017 — Lannett Company, Inc. (NYSE: LCI) today announced that its board of directors has named Timothy C. Crew as the company’s chief executive officer (CEO), effective January 2, 2018.  The Board of Directors intends to appoint Crew as a director of the company after completion of its 2018 Annual Meeting of Stockholders.  Crew will succeed Arthur Bedrosian, who will continue to serve as CEO until Crew joins the company.

Crew has more than 25 years of experience in the generic and branded pharmaceutical industries, most recently serving as CEO of Cipla North America, a global pharmaceutical company based in Mumbai, India, from 2013 to 2017.  Previously, he worked for eight years at Teva Pharmaceuticals, where he served as Senior Vice President and Commercial Operating Officer of the North American Generics division, the world’s largest generic operation with multiple billions of dollars of annual sales.  Before that, he was Teva’s Vice President, Alliances and Business Development.  From 2001 to 2004, Crew was Executive Vice President, North America, for Dr. Reddy’s Laboratories.  Crew began his pharmaceutical career at Bristol-Myers Squibb, where he held a number of senior management positions in global marketing, managed healthcare, marketing, business development and strategic planning.  Prior to his pharmaceutical roles, Crew served in the United States Army, where he rose to the rank of Captain.

“After a thorough and comprehensive search process, we are thrilled and excited to welcome Tim as our CEO,” said Jeffrey Farber, Lannett’s Chairman.  “Tim has served in a variety of senior leadership roles with some of the largest, most recognized and well respected companies in the pharmaceutical industry.  He is an experienced operations executive, with a proven background driving growth, developing new markets and successfully launching both proprietary and generic products.  Tim is ideally suited to lead Lannett into its next phase of growth and profitability.”

“I am honored to lead Lannett, an American company with a long and distinguished history in the generic drug industry,” said Crew.  “Lannett has a strong base business, a deep and valuable pipeline, and a stellar reputation for quality, innovation and productive partner and customer relationships.  I am enthusiastic and energized about the opportunities ahead and look forward to working with the board, management team and our employees to continue strengthening and expanding our business, increasing sales and driving operational efficiencies.”

Farber added, “On behalf of the board, I thank Arthur for his exceptional leadership and dedicated service to Lannett.  As CEO over the last 11 years, he spearheaded the company’s significant growth, diversified its business, established strategic alliances and built an enviable product development program.  Through his efforts Lannett is now an industry leader.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

# # #